Exhibit 21.1

List of Subsidiaries

1.	Melco PBL Holdings Limited, incorporated in Cayman Islands

2.	Melco PBL International Limited, incorporated in Cayman Islands

3.	Melco PBL Gaming (Macau) Limited, incorporated in Macau Special Administrative Region of the People’s Republic of China

4.	Melco PBL Investments Limited, incorporated in Cayman Islands

5.	Great Wonders, Investments, Limited, incorporated in Macau Special Administrative Region of the People’s Republic of China

6.	Melco Hotels and Resorts (Macau) Limited, incorporated in Macau Special Administrative Region of the People’s Republic of China

7.	Melco PBL (Macau Peninsula) Limited, incorporated in British Virgin Islands

8.	Melco PBL Entertainment (Greater China) Limited, incorporated in Cayman Islands

9.	Mocha Slot Group Limited, incorporated in British Virgin Islands

10.	Mocha Slot Management Limited, incorporated in Macau Special Administrative Region of the People’s Republic of China

11.	Mocha Slot Café Limited, incorporated in Macau Special Administrative Region of the People’s Republic of China